Exhibit 99.(n)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 26, 2025, with respect to the financial statements of Eagle Point Defensive Income Trust, incorporated herein by reference and to the reference to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York
January 28, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.